Exhibit 99.1

PRESS RELEASE

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS PRESENTS FOLLOW-UP DATA FROM A

PHASE 1/2 CLINICAL TRIAL OF TH-302 IN SOLID TUMORS

REDWOOD CITY, CA – October 12, 2010 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced interim results from an ongoing Phase 1/2 clinical trial in various solid tumors related to its hypoxia-activated prodrug, TH-302. The results were presented at the European Society for Medical Oncology (ESMO) Annual Meeting being held in Milan, Italy.

Today’s presentation focused on one clinical trial, the 402 trial. Interim results from this clinical trial were discussed earlier this year at the American Society of Clinical Oncology (ASCO) Annual Meeting. The 402 trial is a complete Phase 1/2, three arm, multicenter, dose escalation and dose expansion trial to determine the safety, efficacy and pharmacokinetics of TH-302 in combination with gemcitabine or docetaxel or pemetrexed in patients with advanced solid tumors. The dose escalation phase established the maximum tolerated doses of TH-302 in combination with the prescribed doses and schedules of each of the three chemotherapies. The dose expansion phase investigated the efficacy of each combination at the recommended TH-302 dose established in the dose escalation in the following chemotherapy-specific indications: TH-302 plus gemcitabine in first-line pancreatic cancer, TH-302 plus docetaxel in castration resistant prostate cancer, TH-302 and docetaxel or pemetrexed in relapsed/refractory non-small cell lung cancer (NSCLC). The trial has enrolled 160 patients including 142 patients with at least one evaluable post-treatment tumor assessment by RECIST (Response Evaluation Criteria In Solid Tumors).

In the gemcitabine treatment arm, 43 patients with advanced or metastatic pancreatic cancer have had at least one evaluable post-treatment tumor assessment. The majority of those patients received TH-302 doses of 340mg/m2 or 240mg/m2. Among the patients receiving 340mg/m2 of TH-302, there was one patient with a complete response, 5 patients with a partial response, 14 patients with stable disease and one patient with progressive disease. Among the patients receiving 240mg/m2 of TH-302, there were 13 patients with stable disease and 3 patients with progressive disease. Median overall survival (OS), based upon data for all 43 patients regardless of TH-302 dose, was 11.4 months (95% CI: 6.0 to 15.8 months) and median progression-free survival (PFS) was 6.4 months (95% CI: 4.7 months to 7.7 months).

The trial safety and efficacy, reported earlier at ASCO, established the basis for the current ongoing randomized, controlled Phase 2 clinical trial in 1st line pancreatic cancer which commenced in June 2010. The Company expects to have protocol-specified interim and primary endpoint results from the Phase 2 randomized trial available during 2011.

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

Additionally, in the TH-302 plus docetaxel or pemetrexed treatment arms of the trial, thirty-two patients with non-small cell lung cancer have had at least one evaluable post-treatment tumor assessment including 8 patients (25%) with a partial response. Fourteen patients (44%) achieved stable disease while 10 patients (31%) had progressive disease. Median PFS was 4.2 months (95% CI: 2.8 months to Not Reached).

In the TH-302 plus docetaxel treatment arm, 15 patients with castration resistant prostate cancer were treated. Of the 13 patients with at least one evaluable post-treatment tumor assessment, 3 patients (23%) had a partial response, 9 patients (69%) achieved stable disease and one patient (8%) had progressive disease. Eleven of the 15 (73%) patients had a PSA reduction of greater than 50%.

The trial established the safety of the combinations of TH-302 with each of the chemotherapies. Overall, hematologic toxicity of the combinations was dose limiting with acceptable skin and mucosal toxicities in the dose expansions. The most frequent non-hematologic TH-302-related adverse events were fatigue, nausea and stomatitis.

“These results from this ongoing Phase 1/2 trial continue to be quite encouraging, with TH-302 appearing to contribute to the activity of approved chemotherapies in a variety of tumor types and in all combinations tested,” said John Curd, M.D., Threshold’s chief medical officer. “Interestingly, an apparent TH-302 dose response seen in the two dose cohorts of pancreatic cancer patients increases our confidence that the activity we have seen in these patients is indeed related to TH-302 and not just the companion chemotherapy.”

A copy of the poster presented at ESMO may be obtained by calling the Company.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302 and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to complete its ongoing clinical trials, whether future clinical trials will confirm the results of earlier trials based on small numbers of patients, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and any unanticipated or increased side-effects observed in patients receiving TH-302. Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 5, 2010 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We do not intend to update any forward-looking statement made in this news release.

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com